NOT FOR IMMEDIATE RELEASE  CONTACT:
November 30, 2001 [pre-market]              Huntsman Corporation:
                                            Don H. Olsen (202) 258-2479

                                            The Abernathy MacGregor Group:
                                            Andrew Merrill (212) 371-5999
                                            David Pitts (212) 371-5999

               HUNTSMAN TO INITIATE DISCUSSIONS WITH BONDHOLDERS

Houston, TX - Peter R. Huntsman, President and CEO of Huntsman Corporation, today said that Huntsman Corporation and Huntsman Polymers Corporation, an operating subsidiary of Huntsman Corporation, have determined not to make interest payments due under their bonds on January 1, 2002 and December 1, 2001, respectively. Huntsman Corporation and Huntsman Polymers, with the assistance of their financial advisor Dresdner Kleinwort Wasserstein, will seek to initiate discussions with their bondholders to restructure debt and improve overall financial flexibility.

Mr. Huntsman noted that the previously announced bank financing commitment for up to $150 million, will provide additional liquidity to allow Huntsman Corporation and Huntsman Polymers to continue to operate their businesses safely and efficiently, and continue to pay their trade creditors in a timely manner. Proceeds from the proposed new financing are to be used for ongoing operational cash needs and not for payment of interest on Huntsman Corporation or Huntsman Polymer bonds.

Moreover, Mr. Huntsman said he believes that a financial restructuring, together with improving industry conditions and the major benefits realized from ongoing cost optimization initiatives, will enable Huntsman to emerge a stronger, more competitive business to the benefit of all stakeholders. "This is part of our overall strategy to enhance the maximum value of the business," Mr. Huntsman stated.

Brussels-based Huntsman International Holdings, which constitutes the largest share of the Huntsman family's business interests, has not seen the same extreme financial difficulties as Huntsman Corporation and has continued to show strong operating profits. Huntsman International and Huntsman Corporation are separate legal and financial entities and Huntsman International provides no credit support to Huntsman Corporation.

The combined Huntsman companies constitute the world's largest privately held chemical company. The operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, footwear, paints and coatings, construction, high-tech, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman-held companies today have revenues of approximately $8.5 billion, more than 14,000 employees and facilities in 44 countries.

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